EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Third Quarter Financial Results

NEW YORK, November 14, 2012 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global, diversified holding company, today announced operating results for the third quarter and nine months ended September 30, 2012. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-Q, which can be found at www.steelpartners.com.

SPLP reported revenue of $204.5 million for the quarter, as compared to $172.4 million for the same period of 2011. Income before taxes and equity method investments was $10.6 million in the third quarter of 2012, as compared to $12.5 million in 2011. Net income attributable to the Company's common unitholders for the third quarter of 2012 was $3.5 million, or
$0.11 per diluted common unit, as compared to net loss of $12.4 million, or $0.75 per diluted common unit, for the same period in 2011.

For the nine months ended September 30, 2012 revenues were $612.0 million, as compared to $544.6 million for the same period in 2011. Income before taxes and equity method investments was $40.4 million for the nine months of 2012, as compared to $38.9 million in 2011. Net income attributable to the Company's common unitholders for the nine months ended September 30, 2012 was $39.2 million, or $1.33 per diluted common unit, as compared to $12.7 million, or $0.21 per diluted common unit, for the same period of 2011.

Financial Summary ($000s)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$204,496	$172,362	$612,001	$544,636
Costs and Expenses	193,926	159,824	571,583	505,697
Income before taxes and equity method investments	10,570	12,538	40,418	38,939
Income tax (provision) benefit	(2,973)	(2,192)	(21,636)	2,091
(Loss) Income of associated companies, net of taxes	(3,235)	(14,755)	25,384	86
Income (Loss) from other investments - related party	586	(2,666)	(8,424)	(11,855)
Income (loss) from investments held at fair value	3,887	(519)	12,865	(2,075)
Net income (loss) from continuing operations	8,835	(7,594)	48,607	27,186
Income (Loss) from discontinued operations	234	(242)	3,597	1,605
Net income (loss)	9,069	(7,836)	52,204	28,791
Income attributable to noncontrolling interests	(5,582)	(4,553)	(12,984)	(16,094)
Net income (loss) attributable to common unit holders	$3,487	$(12,389)	$39,220	$12,697

Net income (loss) per common unit - basic	$0.11	$(0.50)	$1.33	$0.50
Net income (loss) per common unit - diluted	$0.11	$(0.75)	$1.33	$0.21

Segment Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
Diversified industrial	$199,713	$187,915	$582,688	$542,068
Financial services	5,384	3,862	13,519	10,199
Corporate	(601)	(19,415)	15,794	(7,631)
Total	$204,496	$172,362	$612,001	$544,636
Income (loss) from continuing operations before income taxes:
Diversified industrial	$19,307	$14,985	$66,929	$50,776
Financial services	3,229	2,017	7,595	4,432
Corporate	(10,728)	(22,404)	(4,281)	(30,113)
Income from continuing operations before income taxes	11,808	(5,402)	70,243	25,095
Income tax (provision) benefit	(2,973)	(2,192)	(21,636)	2,091
Net income (loss) from continuing operations	$8,835	$(7,594)	$48,607	$27,186
(Loss) Income from equity method investments:
Diversified industrial	$1,684	$(788)	$11,841	$10,641
Corporate	(4,333)	(16,633)	5,119	(22,410)
Total	$(2,649)	$(17,421)	$16,960	$(11,769)

Our Company
SPLP is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2011 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
Michael McNamara, Director of Public and Investor Relations
212-520-2356